Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our reserves report dated February 2, 2022, included in the Annual Report on Form 10-K of Battalion Oil Corporation (the "Company") for the fiscal year ended December 31, 2021, as well as in the notes to the financial statements included therein.  We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our reserves reports into the Registration Statements on Form S-8 (File Nos. 333-236155 and 333-257181), and on Form S-3 (File No. 333-259415), as filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons
By:
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 7, 2022

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